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Exhibit (a)(1)(J)

Opto Circuits (India) Limited Successfully Completes Tender Offer
For Shares of Criticare Systems, Inc.

        Milwaukee, Wisconsin, USA & Bangalore, India—April 7, 2008—Opto Circuits (India) Limited ("Opto Circuits") and Criticare Systems, Inc. ("Criticare") (AMEX: CMD) announced the successful completion of the tender offer by Opto Circuits' wholly-owned subsidiary (the "Purchaser") for all of the outstanding shares of common stock of Criticare.

        The offer expired at one minute following 5:00 p.m., New York time on April 4, 2008. Based on information provided by the depositary for the tender offer, stockholders of Criticare have now tendered a total of approximately 11,536,382 Criticare shares (including 760,112 shares or 6% delivered pursuant to notices of guaranteed delivery), representing approximately 93% of the outstanding shares of common stock of Criticare. Purchaser has accepted for payment all such shares in accordance with the terms of the offer.

        There are no US regulatory or other impediments to the merger and all the conditions to the completion of the merger contained in the merger agreement have been satisfied. Opto Circuits expects to merge Purchaser with and into Criticare by means of a short-form merger under Delaware law as promptly as practicable. If necessary, in order to accomplish the merger as a short-form merger under Delaware law, Opto Circuits further announced that Purchaser may exercise its top-up option to purchase directly from Criticare a limited number of additional shares of Criticare common stock for $5.50 per share (the same purchase price paid in the offer). In the merger, each share of common stock of Criticare not accepted for payment in the tender offer, other than shares held by holders who properly exercise appraisal rights, will be converted into the right to receive $5.50 in cash and without interest. As a result of the merger, Criticare will become a wholly-owned subsidiary of Opto Circuits and Criticare's stock will no longer be listed on AMEX.

About Opto Circuits

        Opto Circuits (www.optoindia.com) is a leading Indian manufacturer and developer of medical devices whose products include digital thermometers, sensors, probes, pulse oximeters, patient monitoring systems, cardiac stents and catheters.

About Criticare

        Criticare (www.csiusa.com) designs, manufactures, and markets cost-effective patient monitoring systems and noninvasive sensors for a wide range of hospitals and alternate health care environments throughout the world.

Cautionary statement regarding forward-looking statements

        This press release contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. This release contains forward-looking statements regarding the acquisition of Criticare, the expected timetable for completing the transaction, future business prospects and market conditions and benefits and synergies of the transaction. Such statements are based on the current assumptions and expectations of Criticare's and Opto Circuits' management and are neither promises nor guarantees. You can generally identify these forward-looking statements based on the context of the statements and by the fact that they use words such as "will," "anticipate," "expect," "project," "intend," "plan," "believe," "target" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. There can be no assurance that management's estimates of our future results will be achieved. Important factors that could cause actual results to differ materially from those presently expected include: conditions affecting the markets in which Criticare operates; Opto Circuits' ability to successfully integrate Criticare's operations with its existing operations; the ability to realize anticipated synergies and cost savings; and other events, factors and risks previously and from time to time disclosed in filings with the SEC, including, but not limited to, Criticare's annual report on Form 10-K for the fiscal year ended June 30, 2007. Opto Circuits is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts

Opto Circuits: Thomas Dietiker, Director, (310) 561-8468

Criticare: Emil Soika, President and CEO, (262) 798-8282

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  Exhibit (a)(1)(J)
Opto Circuits (India) Limited Successfully Completes Tender Offer For Shares of Criticare Systems, Inc.